Exhibit 10.25
DESCRIPTION OF COMPENSATION ARRANGEMENTS FOR INDEPENDENT DIRECTORS
Director Compensation Structure
Pursuant to our non-employee director compensation policy that we expect to adopt prior to the separation, each of our non-management directors will receive the following compensation following the separation:
•An annual retainer of $105,000, payable in cash.
•An annual equity retainer with a target award value of $165,000, divided equally between options and RSUs granted under the Veralto Corporation 2023 Omnibus Incentive Plan. The options granted to our non-employee directors will be fully vested as of the grant date. The RSUs granted to our non-employee directors will vest upon the earlier of (1) the first anniversary of the grant date, or (2) the date of, and immediately prior to, the next annual meeting of our stockholders following the grant date.
•Reimbursement for out-of-pocket expenses, including travel expenses and expenses for education, related to the director’s service on the board.
In addition to the foregoing amounts:
•The Board chair will receive an annual retainer of $150,000, divided equally between options and RSUs granted under the Plan
•The chair of the Audit Committee will receive an annual cash retainer of $25,000, the chair of the Compensation Committee will receive an annual cash retainer of $20,000, and the chair of the Nominating and Governance Committee will receive an annual cash retainer of $15,000.